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                                                                   Exhibit 21.1

                         Subsidiaries of the Registrant


Metraplex Corporation
Stewart Warner Electronics Corp
Mission Design, Inc.
Microwave Holding Corp.
HMS Global Ltd.
Carlton Industries, Inc.
Undersea Systems Technology Corporation
Sayco, Ltd. (direct subsidiary of Undersea Systems Technology Corporation)